CONSENT OF ATACAMA WATER SPA

June 27, 2025

VIA EDGAR

United States Securities and Exchange Commission

Re:	Lithium Argentina AG (the "Company")
Amendment No. 1 to the Annual Report on Form 20-F of the Company for the year ended December 31, 2024 (the "Form 20-F/A")

Atacama Water SpA hereby consents to the use of its name in connection with reference to its involvement in the preparation of the following technical report (the "Technical Report"):

  Technical Report titled "SEC Technical Report Summary, Pastos Grandes Project Lithium Resource Estimate, Salta Province, Argentina" with an effective date of December 31, 2024;

and to references to the Technical Report, or portions thereof, included or incorporated by reference in the Form 20-F/A, which is being filed pursuant to the Securities Exchange Act of 1934, as amended, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to the undersigned in the Form 20-F/A, including any quotation from or summarization of the Technical Report. This consent extends to any amendments to the Form 20-F/A.

The undersigned also hereby consents to the use of its name in connection with reference to its involvement in the preparation of the Technical Report, to references to the Technical Report, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Technical Report, including any quotation from or summarization of the Technical Report, related to the undersigned in the registration statements (No. 333-238142, No. 333-227816, and No. 333-282163) on Form S-8. This consent extends to any amendments to the Form S-8s, including post-effective amendments, and any new Form S-8 registration statement filed by the Company incorporating by reference the Form 20-F/A.

The undersigned further consents to the filing of the Technical Report as an exhibit to the Form 20-F/A.

Atacama Water SpA

/s/ Frederik Reidel

Name: Frederik Reidel
Title: Managing Director